Adamis Pharmaceuticals Corporation 10-Q

Exhibit 10.6

Execution copy

[*Designates portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission]

DEVELOPMENT, LICENSE AND COMMERCIALIZATION AGREEMENT

THIS DEVELOPMENT, LICENSE AND COMMERCIALIZATION AGREEMENT (this “Agreement”) is made and entered into on May 9, 2016 (the “Effective Date”), by and between Watson Laboratories, Inc., a Nevada corporation (“Watson”), on the one hand, and Adamis Pharmaceuticals Corporation, a company incorporated under the laws of Delaware (“Adamis”), on the other hand. Watson and Adamis shall each sometimes be referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

1.          Watson is engaged in the development, manufacture, promotion, sale and distribution of pharmaceutical products throughout the world.

2.          Adamis is engaged in research and development of pharmaceutical products and had developed a pre-filled single dose syringe for the delivery of epinephrine solution.

3.          Watson desires to obtain, and Adamis is willing to provide Watson, with the exclusive right to use and sell the Product (as defined below) in the Territory on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

As used herein, the following terms shall have the following meanings.

“[*] Product” means a PFS designed to deliver [*] Epinephrine Injection USP for subcutaneous or intramuscular injection.

“0.3mg Product” means a PFS designed to deliver 0.3mg Epinephrine Injection USP, which contains approximately [*] epinephrine solution for subcutaneous or intramuscular injection.

“AAA” has the meaning set forth in Section 12.2(a).

“Adamis” has the meaning set forth in the Caption.

“Adamis Indemnitee” has the meaning set forth in Section 10.1.

“Affiliate” means, with respect to a Person, any Person that directly or indirectly controls, is controlled by or is under common control with such Person. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means (a) ownership of fifty percent (50%) or more of the voting and equity rights of such Person, or (b) the power to direct the management of such Person. Notwithstanding the foregoing, for purposes of this Agreement, a Wholesaler Affiliate shall not constitute an Affiliate of Watson.

“Agreement” has the meaning set forth in the Caption.

“Applicable Law” means any and all laws, statutes, ordinances, rules, regulations, permits, orders, decrees, judgments, directives or guidelines of any kind whatsoever that may apply to the development, manufacturing, marketing or sale of a Product or the performance of either Party’s obligations under this Agreement, including laws, regulations and guidelines governing the import, export, development, manufacturing, marketing, distribution and sale of a Product, to the extent applicable and relevant, and including all current Good Manufacturing Practices or guidelines promulgated by the FDA or other Governmental Authorities and including trade association guidelines, where applicable, as well as U.S. import and export control laws and the U.S. Foreign Corrupt Practices Act.

“Approval Deadline” has the meaning set forth in Exhibit A.

“Back-up Facility” has the meaning set forth in Section 4.3(a).

“Bankruptcy Code” has the meaning set forth in Section 11.3.

“Bankruptcy Laws” has the meaning set forth in Section 11.3.

“Calendar Quarter” means each consecutive three-month period beginning on January 1, April 1, July 1 or October 1 of any given year.

“Calendar Year” means each consecutive beginning on January 1 and ending on December 31 of any given year.

“Catalent” means Catalent Belgium, S.A. and any successor thereto.

“Commercial Supply” has the meaning set forth in Section 4.1(a).

“Commercial Supply Price” means, unless otherwise agreed by the Parties in writing:

(i)  to the extent that manufacturing (which for all purposes of this Agreement includes packaging and/or labelling activities) of the Product for the Territory is performed by a Contract Manufacturer, the amount owing or made to any Contract Manufacturer for the acquisition of the Product, including, without limitation, [*];

(ii)  to the extent that a Party or its Affiliate performs all or any part of the manufacturing or supply of the Product, the Cost of Manufacture of the Product, plus a margin of [*] percent ([*]%), provided however, this amount shall not exceed the [*] (i.e., [*]) [*]; and

(iii) notwithstanding (i) and (ii) above, if a Party determines to qualify a Back-up Facility pursuant to Section 4.2(a) and the Parties do not agree in writing on their relative payment responsibility for such qualification, such Party shall bear [*].

For the avoidance of doubt, if a Party or its Affiliate performs only a part of the manufacturing required for the Product, the [*] payable pursuant to (ii) or (iii) above shall only apply to [*].

“Commercially Reasonable Efforts” means, with respect to a Party, such efforts and resources which are consistent with those efforts and resources that would be used by a similarly situated company to perform any activity for any product at a comparable stage of development or commercialization, taking into consideration such product’s commercial potential, stage of development and life cycle, medical/scientific viability, technical and regulatory profile, intellectual property protection and risks, competitiveness in the marketplace, profitability (but without consideration of the sharing of Net Profits pursuant to this Agreement) and other relevant factors.

“Competing Product” means any other PFS epinephrine solution product.

“Confidential Information” means, with respect to a Party, all information of any kind whatsoever (including, without limitation, data, compilations, formulae, models, patent disclosures, procedures, processes, projections, protocols, results of experimentation and testing, specifications, strategies, techniques and all non-public intellectual property rights, as hereinafter defined), and all tangible and intangible embodiments thereof of any kind whatsoever (including, without limitation, apparatus, compositions, documents, drawings, machinery, patent applications, records and reports), which is disclosed or made available to the other Party regardless of whether such information is marked, identified as or otherwise acknowledged to be confidential at the time of disclosure to the other Party. All information shall be deemed confidential unless agreed otherwise. Notwithstanding the foregoing, Confidential Information of a Party shall not include information which the other Party can establish by written documentation or similar evidence (a) to have been publicly known prior to disclosure of such information by the disclosing Party to the other Party, (b) to have become publicly known, without breach of this Agreement or violation of Applicable Laws on the part of the other Party or its Affiliates or any employee, contractor or agent acting on their behalf, subsequent to disclosure of such information by the disclosing Party to the other Party, (c) to have been received by the other Party at any time without obligation of confidentiality from a source, other than the disclosing Party, rightfully having possession of and the right to disclose such information, (d) to have been otherwise known by the other Party prior to disclosure of such information by the disclosing Party to the other Party, or (e) to have been independently developed by employees or agents of the other Party without the use of or reliance upon any information disclosed by the disclosing Party to the other Party.

“Contract Manufacturer” means Catalent, [*], or any other Third Party that is engaged by either Party to manufacture and/or package the Product.

“Cost of Manufacture” means the [*].

“Development Plan” means the development plan and responsibility matrix attached hereto as Exhibit B, relating to the development of and regulatory submission for the [*] Product, as well as the marketing materials for the Product, as modified by the Parties from time to time upon written agreement.

“Development Services” means those services set forth in the Development Plan to be performed by the Party identified in the Development Plan.

“Direct Cost” means the cost of [*].

“Dispute” has the meaning set forth in Section 12.1.

“Effective Date” has the meaning set forth in the Caption.

“[*]” means either or both (i) [*], and (ii) [*].

“FDA” means the United States Food and Drug Administration or its successor agency.

“FDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended.

“Governmental Authority” means any transnational, domestic or foreign federal, provincial, state or local governmental, regulatory or administrative authority (including, without limitation, any Regulatory Authority), department, bureau, court, agency or official, including, without limitation, any political subdivision thereof.

“Indemnified Party” has the meaning set forth in Section 10.3.

“Indemnifying Party” has the meaning set forth in Section 10.3.

“Initial Marketing and Regulatory Activities” means all activities customarily undertaken by a pharmaceutical company to create and implement its marketing plans and strategies to encourage the FDA approved use of a prescription pharmaceutical product, including the preparation of training and promotional materials (materials intended for training purposes and/or for distribution or dissemination to sales representatives, medical professionals and other Third Parties, briefing documents, information about Watson, strategy and tactical plans to promote the Product, as well as advertising), and any regulatory or legal activities related thereto, including review and approval by a promotional review committee comprised of medical, legal and/or regulatory personnel required.

“Initial Term” has the meaning set forth in Section 11.1.

“Know-How” means any confidential and proprietary ideas, concepts, discoveries, inventions, developments, improvements, know-how, trade secrets, designs, devices, process conditions, algorithms, notation systems, works of authorship, technology, formulas, techniques, methods, procedures, protocols, data, specifications, conclusions, skill, experience, test data and results (including, without limitation, pharmacological, toxicological, manufacturing, and clinical test data and results), analytical and quality control data, results or descriptions, in each case whether patentable or otherwise. Know-How does not include patents and patent applications.

“Launch Deadline” has the meaning set forth in Exhibit A.

“Licensed Technology” means all tangible or intangible Know-How including improvements, patents and patent applications that (a) are owned or controlled (with the right to license or sublicense) by Adamis and (b) are either (i) necessary for use by Watson in performance of the Development Services to be performed by Watson or (ii) are necessary for the manufacture, use or sale of the Product in the Territory.

“Losses” has the meaning set forth in Section 10.1.

“Manufacturing Facility” means the manufacturing facility (or facilities) at which the Product to be supplied to Watson is manufactured.

“Marketing Allowance” means, for any period, [*] percent ([*]%) of the [*] of such Product in such period, for the selling, marketing and other expenses related to the Product incurred by Watson and its Affiliates.

“Milestone Payments” has the meaning set forth in Section 5.2.

“Minimum Obligation” means [*].

“NDA(s)” means a New Drug Application (as defined in the FDCA) filed with the FDA, including, without limitation, all amendments and supplements thereto.

“Net Profit” means (a) the sum of the following, without duplication: (i) Net Sales, (ii) [*], less (b) the sum of the following, without duplication: [*].

“Net Sales” means the gross amount invoiced by Watson or its Affiliates or any sub-licensees on all sales or other dispositions for value of Product in the Territory (excluding any sales among Watson and its Affiliates for resale), less the following items (to the extent not previously deducted and included in the gross amount invoiced or otherwise directly paid or incurred by the selling party):

(i)           any and all promotional allowances, rebates, government mandated rebates (i.e. Medicaid, etc.), charge backs, quantity and cash discounts, and other usual and customary discounts to customers actually allowed or taken,

(ii)          amounts repaid or credited by reason of rejections, returns or recalls of goods,

(iii)         retroactive price reductions and shelf stock adjustments,

(iv)         any sales, excise, turnover, inventory, value-added, and similar taxes and duties assessed on applicable sales of Products, but excluding national, state or local taxes assessed on income,

(v)          allowances for doubtful accounts accrued in the ordinary course of business in accordance with Watson’s standard practices for doubtful accounts consistently applied, and

(vi)         transportation charges (including insurance costs) and handling charges for transportation of Products to Third Parties.

Components of Net Sales shall be determined using the accrual method of accounting in accordance with U.S. generally accepted accounting principles. There shall be no double-counting in determining the foregoing deductions.

In the event Watson or any of its Affiliates or sub-licensees transfers Product for consideration, in whole or in part, other than cash, the gross sales price for such Product shall be deemed the standard invoice price then being invoiced by Watson in arm’s length transactions with similar Third Party customers. In no event shall a sale be deemed to occur in the case of transfers of professional samples, product donations, or other samples or clinical research supplies at no charge.

Notwithstanding the foregoing, for any sales by Watson, its Affiliates or its sub-licensees to a Wholesaler Affiliate, Net Sales shall be deemed to be the [*] by Watson in [*] to Third Parties of Product during the fiscal quarter in which the sale to the Wholesaler Affiliate took place.

“Other Costs” means other [*] for which Watson or its Affiliates are responsible to pay in connection with the commercialization of the Product, including without limitation, (i) [*], (ii) [*], (iii) [*], and (iv) [*]. For the avoidance of doubt, Other Costs do not include [*].

“Out-of-Pocket Expenses” means any fees, costs or other expenses paid by a Party, as applicable, to Third Parties, excluding in all cases any Overhead Expenses. Under no circumstances shall Out-of-Pocket Expenses include [*].

“Overhead Expenses” means overhead, compensation paid by such Party to its employees, employee benefits, depreciation, taxes, insurance, rent, repairs and maintenance, supplies, utilities, administrative expenses and other fixed costs.

“Party” and “Parties” have the meanings set forth in the Caption.

“Person” means an individual, corporation, partnership, limited liability company, firm, association, joint venture, estate, trust, governmental or administrative body or agency, or other entity.

“PFS” means a pre-filled single dose syringe, which delivers epinephrine solution by injection, and is designed to be self-administered by the patient or by a caregiver.

“Pharmacovigilance Agreement” means an agreement between the Parties or their Affiliates, setting forth their respective responsibilities for adverse event reporting with respect to the Product.

“[*]” means [*].

“Product” means each or both of the [*] Product and the 0.3mg Product.

“Quality Agreement” means an agreement between Adamis or Contract Manufacturer and Watson, setting forth the quality responsibilities with respect to the manufacture and supply of Product to Watson, which agreement shall be entered into prior to the delivery of any Product to Watson.

“Recall” has the meaning set forth in Section 6.2.

“Regulatory Approvals” shall mean any and all approvals, product and/or establishment licenses, registrations or authorizations, including, without limitation approvals under NDAs, of any Regulatory Authority or other Governmental Authority, which are necessary for the commercial manufacture, use, storage, importation, transport, marketing, promotion, pricing or sale of the Product in the Territory.

“Regulatory Authority” means the FDA and any other applicable Governmental Authority responsible for or involved in granting or issuing approvals, product and/or establishment licenses, registrations or authorizations for the commercial manufacture, use, storage, importation, transport, marketing, promotion, pricing or sale of the Product in the Territory.

“Regulatory Dossier” means all files regarding the Regulatory Approvals, including but not limited to correspondence, records, applications (including, without limitation NDAs), supplements, annual reports, adverse event reports, clinical studies and pre-clinical studies to the extent related to the Product owned or controlled by Adamis or its Affiliate.

“Reimbursable Expense” has the meaning set forth in Section 5.4.

“Renewal Term” has the meaning set forth in Section 11.1.

“SEC” has the meaning set forth in Section 8.3.

“Supplement Approval Deadline” has the meaning set forth in Exhibit A.

“Term” has the meaning set forth in Section 11.1.

“Territory” means the entirety of the United States of America and its territories and possessions (including, but not limited to, the Commonwealth of Puerto Rico, the Commonwealth of the Northern Mariana Islands, the United States Virgin Islands, the Territory of Guam and United States’ military bases) and any other countries that the Parties agree, in writing, to add to the Territory.

“Territory Supply Agreement” means any agreement between Watson or its Affiliate and Catalent (or any other Contract Manufacturer) for commercial supply of the Product for the Territory and/or any agreement between Watson or its Affiliate and [*] (or any other Contract Manufacturer) for packaging of the Product for the Territory.

“Third Party” means any Person that is not a Party, or an Affiliate of a Party.

“Third Party Claim” has the meaning set forth in Section 10.3.

“Trademark” means all of Adamis’ rights to the name “[*]”.

“Warranties” has the meaning set forth in Section 4.7.

“Watson” has the meaning set forth in the Caption.

“Watson Indemnitee” has the meaning set forth in Section 10.2.

“Wholesaler Affiliate” shall mean a Person that would be an Affiliate of Watson, but for the exclusion in the last sentence of the definition of Affiliate, whose primary business is wholesale distribution of pharmaceutical products (including, without limitation, ANDA, Inc.).

ARTICLE 2
DEVELOPMENT AND PROJECT MANAGEMENT

2.1          Development. Each Party agrees that it shall be responsible for performing all Development Services allocated to such Party in accordance with the Development Plan. Without limiting the generality of the foregoing, and as set forth in the Development Plan, (i) Adamis shall be responsible for all activities required for or associated with the development of the [*] Product, and the preparation, submission and approval of the NDAs for the Products, including all stability studies and process validations, including all costs related thereto, and (ii) Watson shall be responsible for [*] as well as the commercialization of the [*] Product in the Territory, including all costs related thereto. Each Party shall keep the other Party fully informed of the status and progress being made towards completion of their respective activities under the Development Plan and shall exchange all relevant information relating thereto (as of the Effective Date and from time to time thereafter). Watson shall be entitled to inspect Adamis’ work in progress related to its Development Services and any documents relating thereto (including at Adamis’ facilities, during normal business hours and upon reasonable notice). The Parties shall maintain records of Development Services in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes and shall properly reflect all work done and results achieved in the performance of its obligations under the Development Plan.

2.2          Materials and Facilities. Each Party shall conduct the Development Services to be performed by such Party in accordance with the requirements of Applicable Law.

2.3          Facility Qualification. Unless and until Watson enters into Territory Supply Agreements with Catalent and [*], Adamis shall, at its expense, use Commercially Reasonable Efforts to cause each of the Catalent and [*] Manufacturing Facility to be qualified and capable of manufacturing the Product as required under Applicable Law (including FDA requirements), in order to maintain Regulatory Approvals for the Product.

ARTICLE 3
REGULATORY APPROVAL

3.1          NDA and Other Regulatory Dossiers. Adamis shall prepare and file, at its own expense, the NDA and any other Regulatory Dossier required to be made in connection with obtaining and maintaining the Regulatory Approval of the 0.3mg Product from the FDA and any other applicable Regulatory Authority in the Territory. Subject to completion of development of the [*] Product in accordance with Article 3, Adamis shall prepare and file, at its own expense, the NDA and any other Regulatory Dossier required to be made in connection with obtaining and maintaining the Regulatory Approval of the [*] Product from the FDA and any other applicable Regulatory Authority in the Territory. Adamis shall use Commercially Reasonable Efforts to (i) file the NDA and any other applicable Regulatory Dossier for the 0.30 mg Product and, subject to completion of development of the [*] Product in accordance with Article 3, the [*] Product with the FDA and any other applicable Regulatory Authority in the Territory as soon as reasonably practicable, and (ii) maintain each such NDA and other applicable Regulatory Dossiers after the FDA’s and/or other applicable Regulatory Authority’s approval thereof. The NDA and all other Regulatory Approvals for the Product in the Territory shall be filed in the name of, and will be owned exclusively by, Adamis. Watson shall, at its own expense, promptly provide Adamis with such assistance as may be reasonably requested by Adamis in connection with preparing the NDA or any other Regulatory Dossier and responding to any questions posed by the FDA or any other Regulatory Authority. Adamis shall provide Watson with a copy of any regulatory submissions (including the NDA and any other Regulatory Dossier) regarding the Product filed with, and correspondence received from, the FDA and any other Regulatory Authority, and Adamis shall keep Watson informed of all material regulatory developments related thereto, including the status of any such submissions filed by Adamis. Adamis shall not make any material modification of the NDA or any other Regulatory Dossier without the prior written consent of Watson, not to be unreasonably withheld or delayed, unless required by Applicable Law. Adamis and its Affiliates and licensees shall have the right to use all data and information contained or referenced in the NDA and any other Regulatory Dossier, and to cross-reference the NDA and any other Regulatory Dossier, in connection with developing, filing for, obtaining and maintaining regulatory approval of, and/or commercializing the Product outside the Territory.

3.2          Compliance. Each Party shall provide the other Party with all information necessary for the other Party to comply with Applicable Law with respect to activities contemplated by Section 3.1. Each Party shall promptly notify the other Party of any comments, responses or notices received from, or inspections by, the FDA or any other Regulatory Authority, which relate to the Product, and shall promptly inform the other Party of any responses to such comments, responses, notices or inspections and the resolution of any issue raised by the FDA or such other Regulatory Authority.

ARTICLE 4
SUPPLY

4.1          Supply. Adamis shall cooperate with Watson and use Commercially Reasonable Efforts to enable Watson or its Affiliate to enter into Territory Supply Agreements with Catalent and [*] (or other Contract Manufacturer) so that, if and when Regulatory Approval is obtained, the Contract Manufacturer shall supply the Product directly to Watson and its Affiliates and sub-licensees for the Territory and, until Watson or its Affiliate enters into Territory Supply Agreements with Catalent and [*] (or other Contract Manufacturer), Adamis shall supply or cause to be supplied by a Contract Manufacturer the Product to Watson and its Affiliates and sub-licensees for the Territory (any such commercial supply of the Product for the Territory, “Commercial Supply”). Watson shall pay the [*] for Commercial Supply supplied by or on behalf of Adamis. Adamis shall not supply Product to itself or any Third Party for use in the Territory during the Term, and until the Minimum Obligation has been met (to the extent that the Minimum Obligation remains an obligation of Adamis), Watson and its Affiliates and sub-licensees shall purchase sufficient Product from Adamis or its Contract Manufacturer to satisfy the Minimum Obligation. For so long as Watson or its Affiliates purchase Commercial Supply from Adamis that is manufactured by Catalent or packaged by [*], (i) the Parties shall use Commercially Reasonable Efforts to coordinate and plan their respective activities to timely make forecasts, place purchase orders, take deliveries and effect payments in accordance with the terms of the [*], and (ii) Adamis shall not amend any [*] to the extent it applies to the Territory without prior written consent of Watson, not to be unreasonably withheld; provided, however, that no consent of Watson shall be required for any amendment the sole purpose of which is to allow Catalent or [*] to enter into a Territory Supply Agreement with Watson or its Affiliate. After the Minimum Obligation has been met, Watson shall be able to obtain the Product that Watson and its Affiliates and sub-licensees require for the Territory from a supplier of its choosing, including any Contract Manufacturer.

4.2          Back-Up Facility.

(a)          If either Party determines that a Contract Manufacturer for the Territory is or will be unable to meet the supply needs of the Parties for Product or that a better manufacturing alternative is available, the Parties shall in good faith discuss the situation and make a determination as to (i) whether an additional manufacturing facility (whether on its own or through any of its Affiliates or a Third Party manufacturer other than Catalent and [*]) should be qualified as a backup source of manufacturing for the Commercial Supply (a “Back-up Facility”) for the Territory or for Product needs of Adamis or its Affiliates or licensees outside of the Territory, and (ii) the Parties’ relative payment responsibility for such qualification.

(b)          Subject to the Parties’ obligations under Sections 4.1 and 4.2(a), either Party shall have the right (but not the obligation) to secure and qualify (and thereafter to maintain the qualification of) a Back-up Facility at any time during the Term.

(c)          If Watson chooses to qualify a Back-up Facility, Adamis shall use Commercially Reasonable Efforts to (i) provide Watson, its Affiliate or Contract Manufacturer with copies of any requested documentation in Adamis’ possession or control (including Licensed Technology) that is necessary or useful for the manufacture and release of the Product in the Territory, subject to execution of any such third party of confidentiality, nondisclosure and nonuse agreements or covenants in form and substance reasonably satisfactory to Adamis, (ii) assist Watson, its Affiliate or Contract Manufacturer with the transfer of all analytical methods, manufacturing procedures and Know-How in Adamis’ possession or control that is used in the manufacture and release of Product in the Territory, and (iii) make all required regulatory filings needed to qualify and maintain the Back-up Facility as a manufacturer of the Product under the Regulatory Approval, provided however, Watson shall be responsible for all Out-of-Pocket Expenses incurred by Adamis in connection with making any such filings.

(d)          In the event that Watson or any of its Affiliates or sub-licensees qualifies a Back-up Facility for the Territory at its own initial expense (i.e., the Parties were unable to agree upon their respective payment responsibility for such qualification), Watson shall in good faith discuss with Adamis or any of its Affiliates or licensees the terms upon which Watson, its Affiliate or its Contract Manufacturer shall supply the Product to Adamis or its Affiliate for use outside the Territory.

(e)          In the event that Adamis or any of its Affiliates or sub-licensees qualifies a Back-up Facility for outside the Territory at its own initial expense, Adamis shall in good faith discuss with Watson or its Affiliates the terms upon which Adamis, its Affiliate or Contract Manufacturer will supply the Product to Watson for use in the Territory.

ARTICLE 5
COMMERCIALIZATION; MILESTONE & PROFIT SHARE PAYMENTS

5.1        Commercialization. Watson shall have the exclusive right, to the exclusion of Adamis and its Affiliates, to commercialize the Product in the Territory, at its sole cost and expense, subject to the terms and conditions of this Agreement. Watson shall have sole discretion and control as to the manner and extent of such commercialization of the Product in the Territory (including issues concerning labeling, market launch (including the timing thereof), terms of sale and pricing and customer contracts), subject to the terms and conditions of this Agreement.

5.2        Commercially Reasonable Efforts.

(a)          Watson shall use Commercially Reasonable Efforts to (x) commence the marketing and sale of the Product in the Territory within [*] ([*]) days from receipt of (i) the applicable Regulatory Approval, (ii) availability of sufficient Commercial Supply for initial launch of the Product in the Territory as ordered by Watson and (iii) the Initial Marketing and Regulatory Activities required to launch, and (y) following such commencement, continue the marketing and sale of the Product in the Territory during the Term. If Watson believes that, in the exercise of Commercially Reasonable Efforts, it is necessary to postpone or delay the launch of the Product as a result of then-prevailing market or economic conditions or pending, threatened or anticipated litigation with respect to the Product in the Territory, Watson shall provide Adamis with a detailed explanation of the reasons for such suggested postponement or delay and the Parties shall then discuss such reasons in good faith.

(b)          In the event that Adamis reasonably determines that Watson has failed to use Commercially Reasonable Efforts as required by Section 5.2(a), Adamis shall provide written notice thereof to Watson, and the Parties shall promptly discuss the matter in good faith for a period not to exceed [*] ([*]) days (or such longer period as may be agreed by the Parties) following the date of such notice. Such notice shall specify in reasonable detail the facts and circumstances constituting Adamis’ reasons for reaching such a determination. Following such [*] ([*]) day period (or such longer period as may be agreed by the Parties), unless otherwise agreed by the Parties, if Watson (i) has not cured such failure, or (ii) in the event that such failure is not capable of being cured in [*] ([*]) days or Watson is not using best efforts to cure such failure, Adamis shall have the right, exercisable in its sole discretion and effective [*] ([*]) days after written notice thereof by Adamis to Watson, to terminate this Agreement; provided that, any such determination shall be stayed if Watson challenges Adamis’ determination that Watson has failed to use Commercially Reasonable Efforts as required by Section 5.2(a) in accordance with the dispute resolution procedure in Article 12.

5.3          Milestone Payments. Watson shall make each of the one-time milestone payments set forth in Exhibit A (the “Milestone Payments”) to Adamis after the achievement of the corresponding milestone event set forth in Exhibit A.

5.4          Reimbursement. Adamis shall invoice Watson for [*] (the “Reimbursable Expense”) as follows:

(a)          Following the first commercial sale by Watson of the Product, Adamis shall invoice Watson for its [*];

(b)          Following the Effective Date, Watson shall (i) [*], and (ii) [*]; and

(c)          Watson shall pay Adamis the invoiced Reimbursable Expense within [*] ([*]) days after the date of invoice.

5.5          Profit Share Payments. In each Calendar Year during the Term, Watson shall pay Adamis [*] percent ([*]%) of the first [*] ($[*]) of Net Profit, and [*] percent ([*]%) of any Net Profit in excess of [*] ($[*]). [*]. Each payment due hereunder shall be made within [*] ([*]) days of the end of each Calendar Quarter and shall be accompanied by a written report setting forth in reasonable detail the quantity of Product sold in the Territory (as measured in saleable units of Product) and Watson’s calculations of Net Sales and Net Profit for such period. In addition, the Parties shall in good faith discuss what additional reports, if any, that Watson may be able to provide with respect to the Net Sales and Net Profit earned during the preceding Calendar Quarter. Any adjustments to be made in respect of payments previously made to Adamis due to rebates, returns and the like, shall be factored into the calculation of subsequent payments.

5.6          Records and Audits. For a period of [*] ([*]) years after each payment made to Adamis, Watson shall keep complete and accurate records in sufficient detail to permit Adamis to confirm the accuracy of the calculation of such payment. Adamis shall have the right to audit or have its independent, certified public accountant (reasonably acceptable to Watson) audit Watson’s records solely to confirm the accuracy of the calculation of the payment of consideration for the preceding [*] ([*]) years. Such audits may be exercised during normal business hours no more than once in any [*] ([*]) month period upon at least [*] ([*]) days prior written notice. If an audit finds an underpayment to Adamis, Watson shall promptly pay Adamis the full amount of such underpayment. If an audit finds an underpayment by Watson of greater than [*] percent ([*]%) of what was due under this Agreement, Watson shall promptly pay the full amount of such underpayment and shall pay or reimburse Adamis for the cost of the audit.

5.7          Currency of Payments. All payments under this Agreement shall be made in U.S. Dollars by wire transfer to such bank account as Adamis may designate from time to time.

5.8          Taxes. Each Party is responsible for its own taxes, duties, levies, imposts, assessments, deductions, fees, withholdings or similar charges imposed on or measured by net income or overall gross income (including branch profits), gross receipts, capital, ability or right to do business and franchise or similar taxes imposed on it under Applicable Law.

5.9          Late Payments. In the event that any payment due under this Agreement is not made within [*] ([*]) days of the date it was due, the payment shall accrue interest from the date due at a rate per annum equal to [*] percent ([*]%) above the U.S. Prime Rate (as set forth in the Wall Street Journal, Eastern U.S. Edition) for the date on which payment was due, calculated daily on the basis of a 365-day year, or similar reputable data source; provided that, in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit the Party entitled to receive such payment from exercising any other rights it may have as a consequence of the lateness of any payment.

ARTICLE 6
PHARMACOVIGILANCE; RECALLS

6.1          Pharmacovigilance. Prior to the commercialization of the Product, the Parties shall enter into a Pharmacovigilance Agreement setting forth their respective pharmacovigilance responsibilities.

6.2          Product Recalls. In the event either Party is ordered by a Regulatory Authority or believes it is necessary to conduct a recall, field correction, market withdrawal, stock recovery or other similar action with respect to the Product in the Territory (each, a “Recall”), Watson shall determine the best manner in which to proceed in its sole discretion and shall be solely responsible for conducting such Recall. If a Recall is due to a Party’s willful or negligent act or omission or a breach of its obligations under this Agreement or Applicable Law, including, without limitation, the warranties or covenants made by Adamis or Watson, then that Party shall bear the cost of that Recall and shall reimburse the other Party for all Out-of-Pocket Expenses incurred by such other Party in connection with such Recall, in each case including the cost of any Product returned to Watson as a result of the Recall or destroyed as a result of the Recall.

ARTICLE 7
INTELLECTUAL PROPERTY

7.1          License.

  (a)          Subject to the terms and conditions of this Agreement, Adamis, on behalf of itself and its Affiliates, hereby grants to Watson and its Affiliates an exclusive (even as to Adamis and its Affiliates), sub-licensable license under the Licensed Technology to make or have made (subject to the obligations in Article 4), sell, offer for sale, distribute, promote, market, or otherwise commercially exploit the Product in the Territory during the Term. For the avoidance of doubt, Adamis retains the right under the Licensed Technology to have Contract Manufacturers manufacture and/or package the Product for Watson pursuant to this Agreement and to make and have made and/or package the Product for Adamis and its Affiliates and licensees for use outside the Territory.

  (b)          Subject to the license granted to Watson in Section 7.1(a), Adamis shall maintain all rights in and to the Licensed Technology. As part of the license granted under Section 7.1(a), during the Term, Watson and its Affiliates shall have the exclusive right, limited to the Territory, to reference any and all data owned by Adamis or its Affiliates that is submitted in the Regulatory Dossiers. Adamis shall not, and shall cause its Affiliates not to, sell, offer for sale, distribute or otherwise make available (nor contract with a Third Party to do any of the foregoing) the Product or any Competing Product to any Person other than Watson and its Affiliates in the Territory during the Term.

  (c)          Subject to the terms and conditions of this Agreement, Adamis, on behalf of itself and its Affiliates, hereby grants to Watson and its Affiliates an exclusive (even as to Adamis and its Affiliates), sub-licensable license under the Trademark, to use and display the Trademark solely in connection with the sale, offer for sale, distribution, promotion, marketing, or other commercial exploitation of the Product in the Territory. All uses by Watson and its Affiliates and sub-licensees of the Trademark shall be in compliance with all Applicable Laws and shall be in accordance with such commercially reasonable quality standards as used by Watson for comparable products. In all packaging, labeling, advertising, promotional and other material of Watson and its Affiliates and sub-licensees referencing the Trademark, Watson and its Affiliates and sub-licensees shall not, without Adamis’s written consent: (i) vary the spelling, add or delete hyphens, abbreviate, make one word two, or use a possessive or plural form of the Trademark; (ii) modify the design, add or delete any elements or words, change any colors or proportion of the Trademark; (iii) use the Trademark in a manner that disparages Adamis or any of its products or services; or (iv) use the Trademark in a manner that interferes with or adversely affects Adamis’ use of the Trademark; in each case except to the extent required by Applicable Laws, provided that Watson will review and discuss with Adamis any such exceptions required by Applicable Laws before using the Trademark pursuant to such exception. At the request of Adamis, Watson will provide from time to time copies of packaging, labeling, advertising, promotional and other material of Watson or its Affiliates or sub-licensees referencing the Trademark to allow Adamis to confirm compliance with the foregoing.

  (d)          Any and all sublicenses to non-Affiliates granted under any license set forth in this Section 7.1 shall require the prior written consent of Adamis, which consent shall not be unreasonably withheld, conditioned or delayed. Any and all sublicenses granted under any license set forth in this Section 7.1 and distribution agreements or subcontracts for commercialization of the Product in the Territory shall be in writing and shall be subject to, and consistent with, the terms and conditions of this Agreement. Watson shall be responsible for the compliance of its Affiliates, sub-licensees, distributors and subcontractors with the terms and conditions of this Agreement. Within thirty (30) days after execution, Watson shall provide Adamis with a full and complete copy of each agreement granting a sub-license under any license set forth in this Section 7.1 to any Third Party or appointing any Third Party as a distributor or subcontractor for commercialization of the Product in the Territory (provided that Watson may redact any confidential information contained therein that is not necessary to confirm compliance with this Agreement). For the avoidance of doubt, the foregoing obligations do not apply to direct and indirect purchase and sale agreements between Watson and its customers.

7.2          Patent Filings. Upon agreement by the Parties, Adamis shall prepare and file any and all patent applications relating to, underlying or arising out of the Licensed Technology and shall take any other similar actions to secure, maintain, enhance, protect or perfect the intellectual property rights related to the Licensed Technology. Each Party shall cooperate, as reasonably requested by the other Party, in connection with such preparation, filing, prosecution and maintenance. Any such patent application and any patent that issues from such application(s) will be solely owned by Adamis.

7.3          Infringement of Intellectual Property. Upon a Party learning of any infringement or threatened infringement of any Licensed Technology in the Territory, such Party shall promptly inform the other Party in writing of any such infringement and shall supply such other Party with all evidence pertaining to such infringement in such Party’s possession. In the event of any infringement or threatened infringement of the Licensed Technology by a Third Party in the Territory, Watson shall have the first right to file an action against any such infringing Third Party or seek abatement of the infringement by such Third Party at Watson’ sole cost and expense and by counsel of its own choice, and Adamis shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Adamis shall fully cooperate with Watson in any action brought by Watson, including by being joined as a party. In the event Watson does not file an action or seek abatement within (a) seventy-five (75) days following the notice of alleged infringement or (b) ten (10) days before the time limit, if any, set forth in the Applicable Laws, whichever comes first, then Adamis shall have the right, but not the obligation, to file an action against any such infringing Third Party or seek abatement of the infringement by such Third Party at Adamis’ sole cost and expense and by counsel of its own choice, and Watson shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Watson shall make reasonable efforts to promptly notify Adamis in writing if Watson decides not to file an action or seek abatement. Watson shall fully cooperate with Adamis in such action, including by being joined as a party. Except as otherwise agreed to by the Parties as part of a cost-sharing arrangement, any recovery or damages realized as a result of such action or proceeding with respect to Licensed Technology shall be used first to reimburse the documented Out-of-Pocket Expenses relating to the action or proceeding that were incurred by the Party that brought and controlled the action or proceeding, any remaining compensatory damages relating to the Product (including lost sales or lost profits with respect to the Product) shall be retained by the Party that brought and controlled such action or proceeding, , and any punitive damages shall be equally shared by the Parties. Notwithstanding the foregoing, (i) the Party bringing such action shall indemnify and reimburse the other Party for all reasonable Out-of-Pocket Expenses incurred by the other Party in connection with the action initiated pursuant to this Section 7.3, and (ii) if Watson brought and controlled the proceeding, the remaining compensatory damages (i.e., after reimbursement of its documented Out-of-Pocket Expenses) shall be included in Net Profits and subject to the provisions of Section 5.5.

7.4 Infringement of Third Parties’ Rights; Certain Generic Drug Filings.

(a)          In the event of any claim by a Third Party, or if either Party determines, that the manufacture, sale, offer for sale, distribution, promotion, marketing, other commercial exploitation or use of the Product by Watson or its Affiliate or sub-licensee infringes the intellectual property rights of a Third Party, Watson shall have the sole right and obligation, so long as rights to such Product are licensed to Watson hereunder, to defend and indemnify Adamis Indemnitees from and against such claim at Watson’s expense, including any judicial or administrative proceedings relating to such claim. If Adamis is put on notice of any such claim or makes any such determination of infringement, Adamis shall provide prompt notice to Watson of any such claim or determination. Adamis agrees to assist and cooperate with Watson in resolving any such claim. The procedures for indemnification under this Section 7.4 shall be the same as those set forth in Section 10.3. Watson shall reimburse Adamis for all reasonable Out-of-Pocket Expenses incurred by Adamis in the course of providing requested assistance and cooperation in accordance with this Section 7.4(a).

(b)          Without limiting the foregoing, Watson and its attorneys, in consultation with Adamis and its attorneys, shall prepare any certifications or notices required to be filed or delivered to the FDA, other applicable Regulatory Authority or Third Party in connection with obtaining Regulatory Approval for the Product that requires an assessment as to whether the manufacture, use and sale of the Product would infringe any valid Third Party patent listed with the FDA or such other applicable Regulatory Authority, including, without limitation, such certifications and notices required pursuant to Sections 505(j)(2)(A) and (B) of the U.S. Food Drug and Cosmetic Act, as amended. Adamis agrees to assist and cooperate with Watson in preparation of such certifications and notices. As requested by Watson, Adamis shall incorporate, as applicable, such certifications and notices as prepared by Watson in the NDA and other Regulatory Dossiers to be filed by Adamis or in notices to be filed with Third Parties as required by Applicable Law. Watson shall have the sole right and authority to determine whether any patent held by a Third Party in the Territory shall be challenged in connection with the pursuit of any Regulatory Approval and shall have the sole right with prior notice to and consultation with Adamis to control all decisions that relate to or could impact such patent challenge (including, without limitation, appointment of counsel, strategies related to the prosecution of the Regulatory Approval or any related litigation and defense of any litigation or claim of infringement). Watson shall reimburse Adamis for all reasonable Out-of-Pocket Expenses incurred by Adamis in the course of providing its assistance and cooperation in accordance with this Section 7.4(b).

7.5           Improvements to the Licensed Technology. The Parties hereby agree that any improvements to the Licensed Technology made by either Party or jointly by the Parties shall be owned solely by Adamis, with such improvements becoming part of the Licensed Technology, so that Watson and its Affiliates shall have the sole and exclusive right to use such improvements in the Territory with respect to the Product during the Term. Watson shall and hereby does assign to Adamis any and all right title and interest of Watson or its Affiliates in any such improvements to the Licensed Technology, and Watson and its Affiliates shall, at Adamis’ request and expense, execute such documents and perform such acts as Adamis may deem reasonably necessary to confirm Adamis’ right, title and interest in and to any improvements to the Licensed Technology, and to enable and assist Adamis in procuring, maintaining, enforcing and defending patents, copyrights and other statutory protections with respect to such improvements to the Licensed Technology.

7.6           Trademark.

(a)          Adamis shall own and shall retain the ownership of the entire right, title and interest in and to the Trademark and goodwill related thereto. Watson acknowledges, as between the parties, the exclusive right, title and interest of Adamis in and to the Trademark and goodwill related thereto and will not do or cause to be done any act or thing contesting or, in any way, impairing any part of said right, title and interest for the Term and after its expiration. Watson will not, and will require that its Affiliates and sub-licensees not, make any representations or take any actions, which may be taken to indicate that it has any right title or interest in or to the ownership or use of the Trademark except under the terms of this Agreement, and acknowledges that nothing contained in this Agreement shall give Watson or any of its Affiliates or sub-licensees any right, title or interest in or to the Trademark and goodwill related thereto except the license rights granted under Section 7.1(c).

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(b)          Upon request by Adamis, Watson shall, and shall require its Affiliates and sub-licensees to, provide information to Adamis or its authorized representative as to its use of the Trademark and to render any assistance reasonably required by Adamis or its authorized representative to secure and/or maintain the registration(s) of the Trademark in the Territory.

(c)          Watson shall notify Adamis of any adverse use by a Third Party of the Trademark or of a mark or name confusingly similar to the Trademark. Watson agrees, and will require its Affiliates and sub-licensees to agree, to take no action with respect thereto except with the prior written authorization of Adamis. Adamis may thereupon take such action as it in its sole discretion deems advisable for the protection of its rights in and to the Trademark, including, without limitation, allowing Watson to bring and prosecute a claim against such Third Party at Watson’s expense, if Watson chooses to do so. Watson further agrees to provide full cooperation with any legal or equitable action by Adamis to protect Adamis’ right, title and interest in the Trademark. The Party responsible for bringing and prosecuting any infringement proceedings with respect to the Trademark and for the expenses associated with such proceedings shall have the sole right to retain any damages recovered in such proceedings. Notwithstanding the foregoing, (i) the Party bringing such action shall indemnify and reimburse the other Party for all reasonable Out-of-Pocket Expenses incurred by the other Party in connection with the action initiated pursuant to this Section 7.6, and (ii) if Watson brought and controlled the proceeding, the remaining damages received (i.e., after reimbursement of its documented Out-of-Pocket Expenses) shall be included in Net Profits and subject to the provisions of Section 5.5.

ARTICLE 8
CONFIDENTIALITY AND PUBLIC DISCLOSURE

8.1           Confidentiality. Each Party shall treat as confidential the Confidential Information of the other Party, and shall take all necessary precautions to assure the confidentiality of such Confidential Information. Each Party agrees to return to the other Party upon the expiration or termination of this Agreement all Confidential Information of such other Party, except as to such information it may be required to retain under Applicable Law, except for (a) one (1) copy of such Confidential Information to be retained by such Party’s legal department and (b) copies of laboratory books which Adamis shall require to keep for audits and inspections (in each case, which information which shall remain subject to ongoing obligations of confidentiality). During the Term and for a period of [*] ([*]) years following the expiration or termination of this Agreement, neither Party shall, without the other Party’s express prior written consent, use or disclose any such Confidential Information of the other Party for any purpose other than to carry out its obligations hereunder and under any other written agreement between the Parties. Each Party may disclose Confidential Information of the other Party to any Affiliates, actual and potential sub-licensees, employees, consultants, contractors or agents of such Party who have a need to know such information in order for such Party to exercise its rights or fulfill its obligations under this Agreement, provided that prior to disclosure of such Confidential Information of the other Party to any Affiliate, actual or potential sub-licensee, employee, consultant, contractor or agent, the Party making such disclosure shall ensure that such Person is bound in writing to observe obligations of confidentiality and non-use consistent with the provisions of this Article 8. Notwithstanding the obligations of confidentiality set forth in this Section 8.1, the receiving Party may disclose Confidential Information of the disclosing Party to the extent that such disclosure is required by Applicable Law or a court of competent jurisdiction; provided, however, that the receiving Party shall so notify the disclosing Party of its intent (so as to provide the disclosing Party a reasonable opportunity to seek relief from such required disclosure) and cooperate with the disclosing Party on reasonable measures to protect the confidentiality of the Confidential Information. Any such information disclosed as permitted by this Section 8.1 shall still be deemed Confidential Information and subject to the restrictions set forth in this Agreement.

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8.2           Public Disclosure. Except for such disclosure that is deemed necessary in the reasonable judgment of either Party to comply with Applicable Law, no public announcement, news release, statement, publication or presentation relating to the existence of this Agreement, the subject matter hereof or either Party’s performance hereunder shall be made without the other Party’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. In the event that the Parties mutually agree in writing to issue a public announcement, news release, statement, publication or presentation, the Parties agree that they shall use reasonable efforts to coordinate the initial public announcement, news release, statement, publication or presentation relating to the existence of this Agreement so that such public announcement, news release, statement, publication or presentation by each is made contemporaneously. Notwithstanding the foregoing, neither Party shall be obligated to issue any public announcement, news release, statement, publication or presentation in connection herewith. Each Party may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as any such public statement or press release is not inconsistent with prior public disclosures or public statements made in accordance with this Section 8.2 and which do not reveal non-public information about the other Party.

8.3           Filing of this Agreement. The Parties will coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with the U.S. Securities and Exchange Commission (“SEC”) or any stock exchange or governmental agency on which securities issued by a Party or its Affiliate are traded, and each Party will use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided that each Party will ultimately retain control over what information to disclose to the SEC or any stock exchange or other governmental agency, as the case may be, and provided further that the Parties will use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies. Other than such obligation, neither Party (nor its Affiliates) will be obligated to consult with or obtain approval from the other Party with respect to any filings to the SEC or any stock exchange or other Governmental Authority.

8.4           Prior Nondisclosure Agreement. As of the Effective Date, the terms of this Article 8 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) dealing with the subject of this Agreement. Any information disclosed pursuant to any such prior agreement shall be deemed Confidential Information for purposes of this Agreement.

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8.5           Equitable Relief. Given the nature of the Confidential Information and the competitive damage that a Party would suffer upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the parties agree that monetary damages would not be a sufficient remedy for any breach of this Article 8. In addition to all other remedies, a Party shall be entitled to specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 8.

ARTICLE 9
REPRESENTATIONS, WARRANTIES AND COVENANTS; DISCLAIMER

9.1           Representations and Warranties by Each Party. Each Party hereby represents and warrants to the other Party as follows as of the Effective Date:

(a)          Existence. Such Party is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or formed (as applicable).

(b)          Authorization and Enforcement of Obligations. Such Party (i) has the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (ii) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms, subject to enforcement of remedies to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors’ rights and subject to a court’s discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies.

(c)          Consents. All necessary consents, approvals and authorizations of all Governmental Authorities and other Persons required to be obtained by such Party in connection with its execution and delivery of this Agreement have been obtained.

(d)          No Conflict. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not conflict with or violate any Applicable Laws and (b) do not conflict with, or constitute a default under, any material contractual obligation of such Party.

(e)          No Debarment. Neither such Party nor any of its employees has ever been: (a) debarred, (b) convicted of a crime for which a person can be disbarred under Section 306 (a) or (b) of the Generic Drug Enforcement Act of 1992 (Article 306(a) or (b)), (c) threatened to be debarred or (d) indicted for a crime or otherwise engaged in conduct for which a person can be debarred under Section 306 (a) or (b).

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9.2           Covenants by Each Party. Each Party hereby covenants to the other Party as follows:

(a)          Debarment. In the event that either Party, or any of its officers, directors, or employees or other Person engaged by such Party performing services under this Agreement, (a) become debarred or receives notice of action or threat of action with respect to its debarment or (b) becomes the object of any investigation or subject of any report regarding such Party, or any of its officers, directors, or employees or other Person engaged by such Party performing services under this Agreement, in connection with any activity that could result in debarment or suspension or refusal of approval, including without limitation any inspection report, warning letter, notice of opportunity for hearing in a case of debarment, or any other Justice Department, FDA or other federal or state government inquiry or action bearing on potentially illegal activities, such Party shall notify the other Party immediately and such Party shall cease employing, contracting with, or retaining any such Person to perform any such services.

(b)          Compliance with Applicable Laws. In the performance of its obligations under this Agreement, such Party shall comply and shall cause its and its Affiliates’ employees and contractors to comply with all Applicable Laws.

9.3           Additional Representations, Warranties and Covenants by Adamis. Adamis also hereby represents, warrants and covenants to Watson that (a) as of the Effective Date it has sufficient legal or beneficial title, ownership or license rights in or to the Licensed Technology and the Trademark to grant the license as purported to be granted in Section 7.1 pursuant to this Agreement; (b) as of the Effective Date, it has not received any notice from a Third Party alleging that (i) the practice of the Licensed Technology infringes or may infringe such Third Party’s intellectual property right, or (ii) any research, development or manufacture of the Product by Adamis prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party; (c) it has not as of the Effective Date, and will not during the Term, grant any right to any Third Party under the Licensed Technology or the Trademark that would conflict with the licenses granted to Watson in this Agreement; and (d) to Adamis’ knowledge as of the Effective Date, there are no threatened or pending actions, claims or governmental investigations by or against Adamis that challenge the ownership of the Licensed Technology or the Product. If Watson or its Affiliates purchase Commercial Supply from Adamis, Adamis also provides the same representations and warranties regarding all such Product supplied to Watson that the Contract Manufacturer that manufactures such Product provides to Adamis under the [*].

9.4           Disclaimer. Except as expressly set forth in this Agreement, THE LICENSED TECHNOLOGY AND THE DEVELOPMENT SERVICES TO BE PROVIDED HEREUNDER ARE PROVIDED “AS IS,” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OBTAINING SUCCESSFUL RESULTS, OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

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ARTICLE 10
INDEMNIFICATION; INSURANCE; LIMITATION OF LIABILITY

10.1         By Watson. Watson agrees to defend, indemnify and hold Adamis and its Affiliates and their respective directors, officers, employees, consultants, agents and successors and assigns of any of the foregoing (the “Adamis Indemnitees”) harmless from and against any and all costs, losses, liability and expenses (including reasonable attorney’s fees) (“Losses”) incurred by any Adamis Indemnitee resulting from claims made by any Third Party to the extent relating to or arising out of (a) the manufacture, marketing, distribution, sale, offer for sale, promotion or other commercial exploitation of the Product by Watson, including, without limitation, the infringement of any Third Party’s intellectual property matters, as set forth under Section 7.4, (b) a breach of any obligation, covenant, representation or warranty by Watson contained in this Agreement or (c) any negligent, grossly negligent or intentionally wrongful act or omission of Watson or its directors, officers or employees, in each case, except to the extent to, or for matters for, which Adamis would be required to indemnify Watson Indemnitees under Section 10.2.

10.2         By Adamis. Adamis agrees to defend, indemnify and hold Watson and its Affiliates and their respective directors, officers, employees, consultants, agents and successors and assigns of any of the foregoing (the “Watson Indemnitees”) harmless from and against any and all Losses incurred by any Watson Indemnitee resulting from claims made by any Third Party to the extent relating to or arising out of (a) performance of Development Services by Adamis, (b) a breach of any obligation, covenant, representation or warranty by Adamis contained in this Agreement or (c) any negligent, grossly negligent or intentionally wrongful act or omission of Adamis or its directors, officers, employees or agents, in each case, except to the extent to, or for matters for, which Watson would be required to indemnify Adamis Indemnitees under Section 10.1.

10.3         Procedures for Control of Third Party Claims. The Adamis Indemnitee or Watson Indemnitee, as applicable, entitled to make a claim for indemnification under this Article 10 shall be referred to as the “Indemnified Party” and the Party required to indemnify such claim shall be referred to as the “Indemnifying Party.” In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand, made by any Third Party against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the Indemnifying Party in writing of the Third Party Claim within thirty (30) business days after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, upon notice to the Indemnified Party, to assume the defense thereof; provided, that (i) the Indemnifying Party’s counsel is reasonably satisfactory to the Indemnified Party and (ii) the Indemnifying Party shall thereafter consult with the Indemnified Party upon the Indemnified Party’s reasonable request for such consultation from time to time with respect to such suit, action or proceeding. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof, but the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. Whether or not the Indemnifying Party defends or prosecutes any Third Party Claim, the Parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees or any other Indemnified Party available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party shall be entitled to settle a Third Party Claim so long as such settlement does not impose any obligation or burden (including loss of goodwill) on the Indemnified Party. In no event shall the Indemnifying Party settle any Third Party Claim if such settlement would impose any obligation or burden on the Indemnified Party without the prior written consent of the Indemnified Party.

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10.4         Insurance. For the Term and for a period of two (2) years after the expiration or termination of this Agreement, Watson agrees to obtain and maintain (including through a self-insurance program) comprehensive general liability insurance, including Products Liability, Bodily Injury and Property Damage Insurance with a combined single limit of not less than $[*] per occurrence and $[*] in the aggregate annually.

10.5         LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EXCEPT WITH RESPECT TO (i) A BREACH OF ARTICLE 8, (ii) A PARTY’S INFRINGEMENT OF THE OTHER PARTY’S INTELLECTUAL PROPERTY AND/OR PROPRIETARY RIGHTS, AND (iii) THIRD PARTY CLAIMS PURSUANT TO THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS ARTICLE 10, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES, INCLUDING FOR LOST PROFITS OR LOSS OF OPPORTUNITY OR USE OF ANY KIND SUFFERED BY THE OTHER PARTY, WHETHER IN CONTRACT, TORT OR OTHERWISE.

ARTICLE 11
TERM AND TERMINATION

11.1         Term. This Agreement shall become effective on the Effective Date. Unless earlier terminated in accordance with this Agreement, this Agreement shall expire [*] ([*]) years from the first sale of the 0.3mg Product by Watson or its Affiliate or sub-licensee in the Territory (the “Initial Term”). The term of this Agreement shall be automatically extended for additional [*] ([*]) year terms (each a “Renewal Term” and together with the Initial Term, collectively referred to herein as the “Term”), unless either Party notifies the other, in writing, that it will not extend the applicable Term and such notice is delivered no later than one (1) year prior to the expiration of the Initial Term or the then-current Renewal Term (as applicable).

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11.2        Termination for Breach. A Party may terminate this Agreement with written notice to the other Party at any time during the Term if the other Party is in breach of any material term of this Agreement, and has not cured such breach within [*] ([*]) days ([*] ([*]) days with respect to any payment breach) after written notice from the terminating Party requesting cure of such breach. In the event of a good faith dispute between the Parties as to whether a material breach (other than a payment breach) has occurred, the [*] ([*]) day cure period referenced in the preceding sentence shall be tolled during any action or proceeding concerning such good faith dispute.

11.3        Termination for Insolvency or Bankruptcy. This Agreement may be terminated prior to the expiration of its Term upon written notice by a Party: (a) in the event that the other Party shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the United States Bankruptcy Code (or foreign equivalent), as now or hereafter in effect (the “Bankruptcy Code”), (iv) file a petition seeking to take advantage of any law (the “Bankruptcy Laws”) relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in any involuntary case under the Bankruptcy Code or (vi) take any corporate action for the purpose of effecting any of the foregoing; or (b) if a proceeding or case shall be commenced against the other Party in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the party or of all or any substantial part of its assets or (iii) similar relief under any Bankruptcy Laws, or an order, judgment or decree approving any of the foregoing shall be entered and continue unstayed for a period of sixty (60) days; or (c) in the event that an order for relief against the other Party shall be entered in an involuntary case under the Bankruptcy Code.

11.4        Termination for Convenience.

(a)        [*]

(b)        [*]

(c)        [*]

11.5        Effect of Expiration or Termination.

(a)          If Watson or its Affiliate has entered into a Territory Supply Agreement with any Third Party Contract Manufacturer, then, effective on the date of any termination of this Agreement, at Adamis’ written election (to be made prior to such termination), Watson or its Affiliate shall either (i) assign that Territory Supply Agreement to Adamis (but only to the extent applicable to the terminated Product), and Adamis shall accept such assignment or (ii) terminate that Territory Supply Agreement so that Adamis may enter into an agreement directly with such Contract Manufacturer for supply of the Product for the Territory, provided however, under either scenario, as between the Parties, Adamis shall be solely responsible for any Minimum Obligations thereafter owing to the Contract Manufacturer with respect to the supply of the Product.

(b)          Unless otherwise expressly set forth herein, the expiration or termination of this Agreement shall not relieve either Party of any obligation (including, without limitation, any payment obligation with respect to Net Sales of Product manufactured before the date of termination, but sold after the date of termination) or liability accruing prior to such expiration or termination, nor shall the expiration or termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement.

(c)          Articles 1, 8, 10, 12 and 13, Sections 5.6 (for the period specified therein), 6.1 (only with respect to a Recall with respect to Product commercialized in the Territory prior to expiration or termination), 9.4 and this Section 11.5 shall survive expiration or termination of this Agreement.

ARTICLE 12

DISPUTE RESOLUTION

12.1        Disputes. Subject to Section 12.3, upon the written request of either Party to the other Party, any claim, dispute, or controversy as to the breach, enforcement, interpretation or validity of this Agreement (a “Dispute”) shall be referred to a senior executive of Adamis and a senior executive of Watson. In the event that such senior executives are unable to resolve such Dispute within sixty (60) days after referral to them, the Dispute shall be referred to the Chief Executive Officer of Adamis and the Chief Executive Officer of Watson (or such executive’s designee with decision-making authority) for attempted resolution. In the event such Chief Executive Officers (or designees) are unable to resolve such Dispute within sixty (60) days after referral to them, then, upon the written demand of either Party, the Dispute shall be subject to arbitration, as provided in Section 11.2, except as expressly set forth in Section 11.3.

12.2        Arbitration.

(a)          Subject to Section 12.3 below, any Dispute that is not resolved under Section 12.1 within thirty (30) days after a Party’s initial written request for resolution, shall be resolved by final and binding arbitration before a panel of three neutral experts with relevant industry experience. The arbitration proceeding shall be administered in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the American Arbitration Association (“AAA”), and the panel of arbitrators shall be selected in accordance with such rules. The arbitration and all associated discovery proceedings and communications shall be conducted in English, and the arbitration shall be held in San Diego, California. Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of arbitration without the prior written consent of both Parties.

(b)          The arbitrators shall, within fifteen (15) days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The decision or award rendered by the arbitrators shall be final and non-appealable, and judgment may be entered upon it in any court of competent jurisdiction. Either Party may apply for interim injunctive relief with the arbitrators until the arbitration award is rendered or the controversy is otherwise resolved. The arbitrators shall be authorized to award compensatory damages, but shall not be authorized (i) to award non-economic damages, (ii) to award punitive damages or any other damages expressly excluded under this Agreement, or (iii) to reform, modify or materially change this Agreement or any other agreements contemplated hereunder; provided, however, that the damage limitations described in subsections (i) and (ii) of this sentence will not apply if such damages are statutorily imposed.

(c)          Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, the arbitrators shall be authorized to determine whether a Party is the prevailing Party, and at their discretion, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and/or the fees and costs of the AAA and the arbitrators.

12.3        Court Actions. Nothing contained in this Agreement shall deny either Party the right to seek, upon good cause, injunctive or other equitable relief from a court of competent jurisdiction in the context of an emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing dispute resolution discussions or arbitration proceedings. In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of intellectual property rights, and no such claim shall be subject to arbitration pursuant to Section 12.2.

ARTICLE 13

MISCELLANEOUS

13.1        Independent Contractor Status. The Parties’ relationship as established by this Agreement is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever. It is expressly agreed and understood that neither Adamis nor any of its employees or subcontractors is an employee or agent of Watson.

13.2        Expenses. Except as otherwise expressly provided herein, each Party shall pay its own expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

13.3        Amendment; Modification. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

13.4        Waiver. No provision of this Agreement shall be waived by any act, omission, course of dealing or knowledge of a Party or its agents except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party.

13.5        Notices. All notices to be given hereunder shall be in writing, shall be effective when received, and shall be delivered personally, by facsimile or other electronic transmission (receipt verified), mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice, also effective only upon receipt thereof):

Notices to Watson:	with a copy to:

Watson Laboratories, Inc.	Watson, Inc.
Morris Corporate Center III	Morris Corporate Center III
400 Interpace Parkway, Bldg. A	400 Interpace Parkway, Bldg. A
Parsippany, New Jersey 07054	Parsippany, New Jersey 07054
Attention: Sr. VP, Business Development	Attention: Legal Department
Facsimile:	Facsimile: 862-261-7911
E-mail: Daniel.Motto@Watson.com	E-mail: USLegal@actavis.com

Notices to Adamis:	with a copy to:

Adamis Pharmaceuticals, Inc.
11682 El Camino Real, Suite 300
San Diego, California 92130
Attention: Sr. VP, Corporate Development
Facsimile: 858-461-0842
E-mail: dmarguglio@adamispharma.com

13.6        Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign any of its rights, liabilities or obligations hereunder without the prior written consent of the other Party and any assignment without such consent shall be void. Notwithstanding anything to the contrary in this Section 13.6, either Party may assign this Agreement and its rights, liabilities and obligations hereunder without the other Party’s consent:

(a)          in the case of either Party, in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise; provided, however, that in the event of such a transaction (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring party to such transaction (if other than one of the Parties to this Agreement) shall not be included in the technology licensed hereunder or otherwise subject to this Agreement; or

(b)          to an Affiliate, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate.

13.7        No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against either Party.

13.8        Complete Agreement. This Agreement, together with all exhibits and schedules attached hereto, contains the complete agreement between the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

13.9        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the application of principles of conflicts of law.

13.10      Force Majeure. Each of the Parties hereto shall be excused from the performance of its obligations hereunder (except for payment obligations) in the event such performance is prevented by force majeure, provided that each of the Parties shall use reasonable commercial efforts to complete such performance by other means. Causes beyond the control of Adamis or Watson include but are not limited to acts of God, acts or laws of any government, war, civil commotion, destruction of production facilities or materials by fire, earthquake or storm, labor disturbances, epidemic and failure of public utilities or common carriers.

13.11      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which shall be considered one and the same instrument.

13.12      Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or unenforceability of the other provisions of this Agreement shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement is effective as of the Effective Date.

Watson Laboratories, Inc.		Adamis Pharmaceuticals Corporation

By:	/s/ Daniel N. Motto	By:	/s/ Dennis J. Carlo
Name: Daniel N. Motto		Name: Dennis J. Carlo
Title: SVP, Global Business Development		Title: Chief Executive Officer

EXHIBIT A

MILESTONE PAYMENTS

Watson will make the following Milestone Payments to Adamis within 30 days of each of the following events:

a)	$[*] upon execution of this Agreement (“Execution Milestone Payment”);

b)	$[*] upon the [*] of the 0.3mg Product in the Territory (“[*]”);

c)	$[*];

d)	$[*] upon the [*] of the [*] Product in the Territory (“[*]”);

e)	$[*];

f)	$[*]; and

g)	$[*].

Notwithstanding the foregoing,

(A)	If the NDA for the 0.3mg Product has not received final marketing approval by [*](the “Approval Deadline”), Watson shall have the right to terminate this Agreement by providing written notice to Adamis no later than [*] ([*]) days after the Approval Deadline and receive a full refund from Adamis of the Execution Milestone Payment. If the NDA has not received FDA approval by the Approval Deadline and Watson has not provided notice of termination pursuant to the immediately preceding sentence, then Adamis will not be required to refund the Execution Milestone Payment.

(B)	If the first commercial sale of the 0.3mg Product in the Territory has not occurred by [*] (the “Launch Deadline”), and the Launch Deadline is not missed as a result of matters within the reasonable control of Watson, then the [*] shall not become payable by Watson upon the achievement of the specified event. For the avoidance of doubt, a decision to delay the launch of the Product as a result of threatened or pending intellectual property litigation or other legal concerns that could be reasonably expected to impede marketing efforts, shall not be a matter within the reasonable control of Watson.

(C)	If the NDA for the [*] Product has not received final marketing approval by [*], or such later date as agreed in writing by the Parties (the “Supplement Approval Deadline”) then the [*] shall not become payable by Watson upon the achievement of the specified event.

EXHIBIT B

DEVELOPMENT PLAN AND RESPONSIBILITY MATRIX

[*]